Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to use in this Registration Statement on Form N-2 of FS Investment Corporation III of our reports dated March 11, 2016 relating to our audits of the consolidated financial statements of FS Investment Corporation III and the effectiveness of internal control over financial reporting of FS Investment Corporation III, and of our report dated March 22, 2016 relating to the financial statement schedule, appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to our firm under the headings “Senior Securities” and “Experts” in such Prospectus.

/s/ RSM US LLP

Blue Bell, Pennsylvania

December 29, 2016